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                                                               EXHIBIT (a)(16)

FORM OF STATUTORY NOTICE FROM MMI TO NON-ASSENTING UNIONAMERICA SECURITYHOLDERS
           DELIVERED PURSUANT TO SECTION 429(4) OF THE COMPANIES ACT


COMPANIES FORM NO. 429(4)                                              429(4)

NOTICE TO NON-ASSENTING SHAREHOLDERS

Pursuant to section 429(4) of the Companies Act 1985
as inserted by schedule 12 to the Financial Services Act 1986

[Name and Address of Unionamerica Securityholder]

A takeover offer (the "OFFER") was made on November 5, 1997 by MMI Companies, Inc. ("MMI") for all outstanding ordinary shares and all outstanding American Depositary Shares of Unionamerica Holdings plc ("UNIONAMERICA") representing such shares (together, the "UNIONAMERICA SECURITIES").

The terms of the Offer are set out in the Offer to Exchange/Prospectus and related Letter of Transmittal sent to Unionamerica Securityholders on November 6, 1997. The definitions set out in that document apply to this notice unless the context otherwise requires.

MMI has, within four months of making the Offer, acquired or contracted to acquire not less than nine-tenths in value of the securities to which the Offer relates. MMI gives notice that it now intends to exercise its rights under section 429 of the Companies Act 1985 to acquire securities held by you in Unionamerica.

The terms of the Offer are:

     FOR EACH OUTSTANDING SHARE OF         0.836 SHARES OF MMI COMMON STOCK
     UNIONAMERICA COMMON STOCK

Each share of MMI Common Stock issued in connection with the Offer will also be accompanied by a right entitling the registered holder to purchase from MMI a Unit of Series B Preferred Stock at a purchase price of $75.00 per Unit, subject to adjustment, pursuant to the Rights Agreement. Fractions of MMI Common Stock will not be allotted to Unionamerica Securityholders. Instead, fractional entitlements will be satisfied in cash.

NOTE: YOU ARE ENTITLED UNDER SECTION 430C OF THE COMPANIES ACT 1985 TO MAKE APPLICATION TO THE HIGH COURT OF JUSTICE OF ENGLAND AND WALES WITHIN SIX WEEKS OF THE DATE OF THIS NOTICE FOR AN ORDER EITHER THAT MMI SHALL NOT BE ENTITLED AND BOUND TO ACQUIRE YOUR UNIONAMERICA SECURITIES OR THAT DIFFERENT TERMS TO THOSE OF THE OFFER SHALL APPLY TO THE ACQUISITION. IF YOU ARE CONTEMPLATING SUCH AN ACTION YOU MAY WISH TO SEEK LEGAL ADVICE.

                                                              February 4 1998

FOR AND ON BEHALF OF MMI COMPANIES, INC.
B. FREDERICK BECKER
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

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NOTE:  All communications relating to the above notice should be addressed to the Exchange Agent at the relevant address and telephone number set out below.

Any person receiving this notice who has not received a copy of the Offer to Exchange/Prospectus and related Letter of Transmittal may obtain a copy, without charge, upon written or oral request to the Exchange Agent, ChaseMellon Shareholder Services L.L.C., P.O. Box 3300, South Hackensack, NJ 07606, USA (telephone no 1-800-777-3674).